Exhibit 12

                            FLORIDA POWER CORPORATION
                       Statement of Computation of Ratios
                              (Dollars In millions)

Ratio of Earnings to Fixed Charges:

                                Twelve Months Ended      Year Ended
                                    September 30,        December 31,
                                  1997      1996       1996       1995
                                --------  --------   --------   --------

NET INCOME                      $ 162.5   $ 238.6    $ 238.4    $ 227.0

Add:
  Operating Income Taxes           85.7     137.1      135.8      129.5
  Other Income Taxes               (0.2)     (0.2)      (0.1)       0.1
                               --------- ---------  ---------  ---------
Income Before Taxes               248.0     375.5      374.1      356.6

Total Interest Charges            107.4      99.6       98.4      104.5
                               --------- ---------  ---------  ---------
Total Earnings (A)             $  355.4  $  475.1   $  472.5   $  461.1

Fixed Charges (B)              $  107.4  $   99.6   $   98.4   $  104.5
                               --------- ---------  ---------  ---------
 Ratio of Earnings to
  Fixed Charges (A/B)              3.31      4.77       4.80       4.41
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